Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated November 12, 2025, with respect to our audits of Yesil Global Enerji A.S. and Subsidiaries’ consolidated statements of financial position as of December 31, 2024 and 2023, and January 1, 2023, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes to the consolidated financial statements, which appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 9, 2026